EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE December 12, 2005	For Further Information Contact: Michael L. Bowlin, Chairman (505) 266-5985 Rudy R. Miller, Chairman and CEO The Miller Group Investor Relations for the Company (602) 225-0504

BOWLIN TRAVEL CENTERS REPORTS NINE-MONTH AND
THIRD QUARTERRESULTS FOR FISCAL 2006

ALBUQUERQUE, NEW MEXICO, December 12, 2005 -- Bowlin Travel Centers, Inc. (OTCBB: BWTL) today reported operating income of $653,000 for the nine-months ended October 31, 2005, up 10.7% compared to operating income of $590,000 for the prior year. Net income increased 28.9% to $495,000 for the nine-months ended October 31, 2005, compared to net income of $384,000 for the nine-months ended October 31 2004. The increase in net income is attributable to the increase in operating income plus a non-operating gain from the sale of property and equipment that was partially offset by increases in interest expense.

Operating income for the three-months ended October 31, 2005 increased 48.5% to $49,000 compared to $33,000 for the prior three-months ended October 31, 2004. Net income increased 91.3% to $44,000 for the three-months ended October 31, 2005, compared to net income of $23,000 for the three- months ended October 31 2004. The increase is the result of an increase in operating income as well as a non-operating gain that was partially offset by increases in interest expense.

Michael L. Bowlin, Chairman, President and Chief Executive Officer stated, “The newest travel center at Picacho Peak, Arizona continues to have a positive impact on our operating results. In addition, non-operating gains in the third quarter of fiscal 2006 contributed to net income. We continue to focus on operational improvements which includes volume buying for improved margins and maintaining our supervisory support programs.”
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Bowlin Travel Centers Report Nine Month and
Third Quarter Results for Fiscal 2006
December 12, 2005

The Company operates travel centers strategically located on major interstate highways that utilize co-branding agreements with national companies. The Company's current operations are located in the Southwestern United States.

Visit our web sites at: www.bowlintc.com and www.shopbowlin.com

Certain statements contained herein with respect to factors which may affect future earnings, including management’s beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW:

Bowlin Travel Centers Report Nine Month and
Third Quarter Results for Fiscal 2006
December 12, 2005

The following tables outline the company's financial results for the third quarter of fiscal 2006.

Condensed Balance Sheets and Statements of Income

BALANCE SHEET
(in thousands)
	October 31, 2005 (Unaudited)	January 31, 2005 (Audited)
Assets
Cash and cash equivalents	$2,630	$2,043
Other current assets	3,934	3,926
Total Current Assets	6,564	5,969
Property and equipment, net	12,879	13,265
Other assets	757	851
Total Assets	$20,200	$20,085

Liabilities and Shareholders’ Equity
Current liabilities	$2,591	$2,387
Long-term debt	4,906	5,262
Deferred revenue, long-term	–	166
Deferred income taxes	815	877
Total Liabilities	8,312	8,692

Shareholders’ equity	11,888	11,393

Total Liabilities and Shareholders’ Equity	$20,200	$20,085

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Bowlin Travel Centers Report Nine Month and
Third Quarter Results for Fiscal 2006
December 12, 2005

CONDENSED STATEMENTS OF INCOME

(Unaudited)
(in thousands, except share and per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	OCTOBER 31,		OCTOBER 31,
	2005	2004	2005	2004

Net sales	$7,057	$5,691	$21,519	$18,258
Cost of goods sold	(4,895)	(3,732)	(14,300)	(11,766)
General and administrative expenses	(1,894)	(1,751)	(5,903)	(5,378)
Depreciation and amortization	(219)	(175)	(663)	(524)
Income from operations	49	33	653	590
Interest expense	(105)	(49)	(296)	(138)
Other non-operating income, net	136	58	461	178

Income before income taxes	80	42	818	630

Income tax expense	(36)	(19)	(323)	(246)

Net income	$44	$23	$495	$384

Earnings per share:
Basic and diluted	$0.010	$0.005	$0.108	$0.084

Weighted average common shares outstanding	4,583,348	4,583,348	4,583,348	4,583,348

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